Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. SIGNS LICENSING AGREEMENT

FOR DISTRIBUTION AND SALE OF URACYST®

IN SWEDEN, DENMARK, FINLAND, NORWAY AND ICELAND

Expansion of Stellar’s Global Strategy

LONDON, Ontario December 10, 2008 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing a licensing agreement for the distribution and sale of Uracyst® in Denmark, Finland, Iceland, Norway and Sweden, with Vitaflo Scandinavia AB ("Vitaflo"), a specialty pharmaceutical sales and marketing company, which is a subsidiary of Navamedic ASA.  Based in Gothenburg, Sweden, Vitaflo promotes branded and generic prescription medicines, food for specific medical needs, as well as, OTC products in Denmark, Finland, Iceland, Norway and Sweden.  One of Vitaflo’s major focus areas is women’s health.  Uracyst® is Stellar’s proprietary urology product used in the treatment of interstitial cystitis and painful bladder syndrome. Ninety percent of IC patients are women.  They range in age from teens up to their eighties.

With the approved CE mark for Uracyst® already in place for the European market it is expected that Uracyst should be launched early in the first quarter of 2009. Under the terms of the agreement Vitaflo will pay Stellar an upfront milestone payment plus a specified transfer price in exchange for the rights to an exclusive license for this territory.  This agreement has an initial five year term and may be renewed for an additional three year term with the mutual agreement of both parties.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "We are pleased to enter into this relationship with Vitaflo, a company which has a growing presence and reputation in women’s health, in these markets.  This agreement reflects our overall growth strategy to license our proprietary products into the global market place and we look forward to building a successful long-term working relationship with Vitaflo. The population of these five (5) countries is estimated to be over 24 million and when added to Stellar’s agreement with Galen, as announced on December 8, this enables the Company to have its product Uracyst available to an additional combined population base of over 88 million people."

The licensing deal was brokered by the international pharmaceutical business development consulting firm Bosfor Bioscience Partners. Dr. Selcuk Ozceada, the Managing Director of Bosfor in Istanbul, commented: "Bosfor is delighted with this deal between Stellar Pharmaceuticals and Vitaflo Scandinavia AB.  This is the third deal brokered by Bosfor on Uracyst® and follows quickly on the heels of agreements brokered with Galen Pharmaceuticals for the UK and Irish territories and with Eczacibasi Pharmaceuticals Marketing in Turkey.  This deal further confirms Stellar’s strategy for choosing distributors with local expertise rather than going for one pan-territory deal. Vitaflo is a specialty pharmaceutical company with focus on women’s health which should do very well in marketing Uracyst® throughout Scandinavia."

About Vitaflo

Vitaflo Scandinavia AB is of the fastest growing specialty pharmaceutical sales and marketing companies in the Nordic area working in 10 therapy areas with expert knowledge. Vitaflo has its own marketing presence in Denmark, Finland, Sweden, Norway and Holland and will have market its products through distributors in another 10 territories in 2009.

Mrs. Tina Madsen CEO for Vitaflo Scandinavia AB, remarked "Uracyst® represents an excellent niche opportunity and we are excited to add the product to our portfolio. Vitaflo has a proven distribution network in place and the expertise and personnel resources to successfully launch Uracyst®."

December 10, 2008 Press Release

About Uracyst®

Interstitial Cystitis (IC) and Painful Bladder Syndrome (PBS) are inflammatory diseases of the bladder wall, which causes pain, discomfort and frequent urination for those afflicted.  There is no known cure for IC/PBS and currently approved products attempt to alleviate the symptoms of the disease.  The quality of life for patients with IC/PBS is extremely poor, as they may need to void up to 60 times per day.

Uracyst®, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder.  The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence.  Many researchers believe that more than 70% of patients with IC/PBS have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall.

Stellar currently markets Uracyst® directly in Canada.  In addition, to the markets reference above, Stellar also has out licensing agreements in place for Uracyst® in Israel, United States and China, territories which are each currently awaiting regulatory approvals.   In addition, as announced on December 9, 2008, the UK and Republic of Ireland have now been added to this list.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

Contact:

Stellar Pharmaceuticals Inc.	Vitaflo Scandinavia AB
Peter Riehl	Roland Sandström
President & CEO	Executive Chairman
(800) 639-0643 or (519) 434-1540	+46 31 335 11 90
Or	Or
Arnold Tenney	Tina Madsen
(416) 587-3200	+45 48 22 18 38